UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549
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                        FORM 3
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  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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 Filed pursuant to Section 16(a) of the securities Exchange
                     Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act
                      of 1935 or
   Section 30(f) of the Investment Company Act of 1940
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(Print of Type Response)
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1. Name and Address of Reporting Person
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                    Randall W. Massey
                    11410 Ella Lee Lane
                 Houston, Texas 77077
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2. Date of Event Requiring Statement (Month/Day/Year)
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                    10/5/2000
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3. IRS or Social Security Number of Reporting Person
                    (Voluntary)
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4. Issuer Name and Ticker or Trading Symbol
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           Pangea Petroleum Corporation (PAPO)
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5. Relationship of Reporting Person to Issuer (Check all
   applicable)
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  (X)Director ( ) 10% Owner (X) Officer (give title below)
  ( ) Other(specify below)
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                   Chief Operating Officer
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6. If Amendment, Date of Original (Month/Day/Year)
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                   Not Applicable
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7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security 2. Amount of Securities 3. Ownership Form   4. Nature of Indirect
   (Instr. 4)           Beneficial Owned        Direct (D) or       Beneficial Ownership
                        Instr. 4                Indirect (I)        Instr. 5
                                                Instr. 5
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Common stock, $.0001 par value   2,490,000      Direct               N/A
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Reminder:  Report on a separate line for each class of
securities  beneficially owned directly or indirectly. SEC
1473 (7-96)
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*    If form is  filed  by more  than  one  reporting
person,  see  Instruction 5(b)(v).
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                    Form 3 (continued)
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Table II - Derivative Securitites Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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1.Title of Derivative 2. Date Exer-  3. Title and 4. Conversion  5. Ownership 6. Nature of
  Securit                cisable and    Amount of    or Exercise    Form of      Indirect
  Instr. 4               Expiration     Securities   Price of       Derivative  Beneficial
                         Date           Underlying   Derivative     Security:    Ownership
                         Month/Date/    Derivative                  Direct or    Instr. 5
                         Year           Security                    Indirect
                                        Instr. 4                    Instr. 5
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                       Date Expiration                Amount of
                         Exer-  Date     Title        Number of
                         cisable                      Shares
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                                                          None        Three years from    Common    25,000 Pangea common shares per
                                                                 Vesting date(each        month at the exercise price of $1.00
                    Month of Employment           per share for 2
                                                                      Agreement)                    years.

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Explanation of Responses:  None
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/s/Randall W. Massey           October 25, 2000
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    Randall W. Massey                Date
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** Intentional  misstatements or omissions of facts
constitute  Federal Criminal Violations. See 18 U.S.C. 1001
and 15 U.S.C. 78ff(a).
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Note: File three copies of this Form,  one of which must be manually  signed.
      If space provided is insufficient, see Instruction 6
      for procedure.
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Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OMB
Number.
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